Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Second Quarter 2012 Financial Results

Conshohocken, PA — (BUSINESS WIRE) — August 8, 2012 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the second quarter-ended June 30, 2012.

Second Quarter 2012 and Recent Highlights

•                  Signed definitive merger agreement to acquire all outstanding shares of cardioCORE Lab, Inc., a leading research services business

•                  Received IDTF designation and billing number for San Francisco monitoring center

•                  Generated positive adjusted EBITDA of $1.7 million in the second quarter 2012

•                  Experienced increased patient volume year over year and sequentially

•                  Realized benefit from cost reductions in the quarter; on track to realize $7.5 million of annualized cost reductions

•                  $34.1 million in cash and investments as of June 30, 2012

•                  Reached an agreement to settle outstanding patent infringement litigation

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “During the second quarter, we made tremendous progress toward meeting our strategic goal of revenue diversification while delivering solid earnings.  On Monday, we announced that we entered into a definitive merger agreement to acquire cardioCORE Lab, Inc. (“Cardiocore”), a research services business, for $23.5 million.  This transaction enables us to extend the use of our technology into an adjacent market and, with the FDA’s increased focus on cardiac safety in drug development, we are excited by the growth potential.  In addition, as we continue to face a challenging healthcare market where patient census is down and reimbursement pressures remain, this acquisition provides revenue diversification which is not dependent on third party insurance reimbursement.  We expect Cardiocore to be accretive to our second half earnings and to be cash flow positive for 2012.

“Looking to earnings, we saw an improvement in our second quarter operating results with increased overall patient volume and positive adjusted EBITDA, as well as a decrease in our overall cost structure stemming from the $7.5 million of annualized cost reductions implemented at the end of 2011.  Our revenue was impacted by a shift in our product mix to event and Holter monitoring with the full quarter impact of ECG Scanning.  However, revenue included the reimbursement benefit from monitoring patients out of our west coast monitoring facility for which we recently received our IDTF designation.  With this approval in hand, we are now able to bill all of the claims that were outstanding at quarter end.  We expect to receive the majority of the cash by the end of the third quarter.

“This quarter’s progress clearly demonstrates our commitment to our goals of growing and diversifying the business.  With a strong balance sheet, the technological superiority of our devices and the strength of our core business infrastructure as the foundation for success, we believe the Company is poised for growth.”

Second Quarter Financial Results

Revenue for the second quarter 2012 was $27.4 million, a decrease of 13.2% compared to $31.6 million in the second quarter 2011.  Despite an increase in overall patient volume, patient services revenue declined $3.5 million primarily due to a shift in product mix to event and Holter monitoring which carry a lower reimbursement rate.  Additionally, product revenue declined $0.7 million with lower volume due to unusually high sales in the first half of 2011 following the acquisition of Biotel.  For the three months ended June 30, 2012, patient revenue was comprised of 43% Medicare and 57% commercial, and MCOTTM patient volume was comprised of 53% Medicare and 47% commercial.

Gross profit for the second quarter 2012 decreased to $16.7 million, or 60.9% of revenue, compared to $18.6 million, or 58.9% of revenue, in the second quarter of 2011.  Gross profit for the second quarter 2012 on an adjusted basis was $17.0 million, or 62.0% of revenue, excluding $0.3 million related to restructuring and other nonrecurring charges.  The increase in adjusted gross profit percentage was primarily related to the impact of cost reductions implemented at the end of 2011 and lower depreciation.

On a GAAP basis, operating expenses for the second quarter 2012 were $18.4 million, a decrease of 15.1% compared to $21.7 million in the second quarter 2011.  Operating expenses on an adjusted basis were $17.4 million, a 12.3% decline compared to $19.8 million for the prior year quarter, excluding $1.0 million in the second quarter 2012 and $1.9 million in the second quarter 2011 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by the implementation of cost reductions at the end of 2011.  These reductions were partially offset by the addition of ECG Scanning’s operating expenditures in the quarter.

On a GAAP basis, net loss for the second quarter 2012 was $1.2 million, or a loss of $0.05 per diluted share, compared to a net loss of $3.0 million, or a loss of $0.12 per diluted share, for the second quarter 2011.  Excluding expenses related to restructuring and other nonrecurring charges as well as a tax benefit related to the acquisition of ECG Scanning, adjusted net loss for the second quarter 2012 was $0.3 million, or a loss of $0.01 per diluted share.  This compares to an adjusted net loss of $1.2 million, or a loss of $0.05 per diluted share, for the second quarter 2011, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of June 30, 2012, the Company had total cash and investments of $34.1 million compared to $46.5 million as of December 31, 2011, a decrease of $12.4 million.  The significant cash uses during the first half of 2012 included $6.3 million related to the acquisition of ECG Scanning, $2.7 million for capital expenditures and $1.3 million related to the settlement of the shareholder litigation.  In addition, the Company experienced a delay in collections of approximately $7.0 million related to Medicare claims being held while the Company awaited the receipt of its IDTF designation for the west coast monitoring center.  The Company’s DSO was 88 days at quarter end, a 13 day increase compared to year end 2011.  The delay in Medicare collections had an approximate 20 day impact on DSO.  The Company subsequently received its Medicare designation and will begin billing Medicare in mid-August.

Conference Call

CardioNet, Inc. will host an earnings conference call on Wednesday, August 8, 2012, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 95236125.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM).  More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future.  These statements may be identified by words such as “expect,” “may,” “anticipate,” “possible,” “estimate,” “potential,” “intend,” “plan,” “believe,” “forecast,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things and the effect of the Cardiocore and ECG Scanning acquisitions on our business operations and financial results, our ability to effectively integrate the acquisitions into our operations, the effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage, relationships with our government and commercial payors and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection, adverse regulatory action and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	June 30, 2012	June 30, 2011

Revenue	$27,450	$31,637
Cost of revenue	10,724	13,018
Gross profit	16,726	18,619
Gross profit %	60.9%	58.9%

Operating expenses:
General and administrative expense	7,635	8,985
Sales and marketing expense	6,027	7,395
Bad debt expense	2,959	2,902
Research and development expense	1,040	1,361
Integration, restructuring and other charges	733	1,014
Total operating expenses	18,394	21,657

Loss from operations	(1,668)	(3,038)
Interest and other income, net	39	36

Loss before income taxes	(1,629)	(3,002)
Provision for income taxes	431	(4)
Net loss	$(1,198)	$(3,006)

Loss per Share:
Basic	$(0.05)	$(0.12)
Diluted	$(0.05)	$(0.12)

Weighted Average Shares Outstanding:
Basic	24,919	24,401
Diluted	24,919	24,401

	Six Months Ended
	(unaudited)
Consolidated Statements of Operations	June 30,	June 30,
(In Thousands, Except Per Share Amounts)	2012	2011

Revenue	$54,495	$65,636
Cost of revenue	22,159	26,670
Gross profit	32,336	38,966
Gross profit %	59.3%	59.4%

Operating expenses:
General and administrative expense	16,308	18,660
Sales and marketing expense	12,179	15,460
Bad debt expense	5,870	5,292
Research and development expense	2,225	3,043
Integration, restructuring and other charges	1,003	1,138
Total operating expenses	37,585	43,593

Loss from operations	(5,249)	(4,627)
Interest and other income, net	86	73

Loss before income taxes	(5,163)	(4,554)
Provision for income taxes	431	(4)
Net loss	$(4,732)	$(4,558)

Loss per Share:
Basic	$(0.19)	$(0.19)
Diluted	$(0.19)	$(0.19)

Weighted Average Shares Outstanding:
Basic	24,762	24,350
Diluted	24,762	24,350

Summary Financial Data	June 30,	December 31,
(In Thousands)	2012	2011
	(unaudited)

Cash and investments	$34,128	$46,484
Accounts receivable, net	23,993	21,028
Other receivables, net	2,032	1,564
Days sales outstanding	88	75
Working capital	49,549	57,177
Total assets	91,328	94,975
Total debt	—	—
Total shareholders’ equity	75,348	77,997

	Three Months Ended
	June 30, 2012	June 30, 2011
	(unaudited)

Stock compensation expense	$975	$1,231

	Six Months Ended
	June 30, 2012	June 30, 2011
	(unaudited)

Stock compensation expense	$1,830	$2,380

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	June 30, 2012	June 30, 2011

Operating loss — GAAP	$(1,668)	$(3,038)
Nonrecurring charges (a)	1,289	1,816
Adjusted operating loss	$(379)	$(1,222)

Net loss — GAAP	$(1,198)	$(3,006)
Nonrecurring charges (net of income tax benefit of $431 and $0, respectively) (a)	858	1,816
Adjusted net loss	$(340)	$(1,190)

Loss per diluted share — GAAP	$(0.05)	$(0.12)
Nonrecurring charges per share (a)	0.04	0.07
Adjusted loss per diluted share	$(0.01)	$(0.05)

(a)          In the second quarter of 2012, we incurred $0.5 million related to restructuring and other nonrecurring charges, $0.6 million of legal fees related to litigation and $0.2 million for the forfeiture and acceleration of certain options.  These charges were partially offset by a $0.4 million tax benefit related to the acquisition of ECG Scanning.  In the second quarter of 2011, we incurred $1.5 million of nonrecurring charges largely related to the integration of Biotel’s operations, as well as $0.3 million for the forfeiture and acceleration of certain options.

	Three Months Ended
	(unaudited)
	June 30, 2012	June 30, 2011

Cash used by operating activities	$(1,915)	$3,389
Capital expenditures	(1,376)	(1,280)
Free cash flow	$(3,291)	$2,109

	Three Months Ended
	(unaudited)
	June 30, 2012	June 30, 2011

Operating loss — GAAP	$(1,668)	$(3,038)
Nonrecurring charges	1,289	1,816
Depreciation and amortization expense	2,111	3,135
Adjusted EBITDA	$1,732	$1,913

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Six Months Ended
	(unaudited)
	June 30, 2012	June 30, 2011

Operating loss — GAAP	$(5,249)	$(4,627)
Nonrecurring charges (a)	2,417	2,869
Adjusted operating loss	$(2,832)	$(1,758)

Net loss — GAAP	$(4,732)	$(4,558)
Nonrecurring charges (net of income tax benefit of $431 and $0, respectively) (a)	1,986	2,869
Adjusted net loss	$(2,746)	$(1,689)

Loss per diluted share — GAAP	$(0.19)	$(0.19)
Nonrecurring charges per share (a)	0.08	0.12
Adjusted loss per diluted share	$(0.11)	$(0.07)

(a)          In the first six months of 2012, we incurred $1.2 million related to restructuring and other nonrecurring charges, $0.8 million of legal fees related to litigation and $0.4 million for the forfeiture and acceleration of certain options.  These charges were partially offset by a $0.4 million tax benefit related to the acquisition of ECG Scanning.  In the first six months of 2011, we incurred $2.3 million of nonrecurring charges largely related to the integration of Biotel’s operations, as well as $0.6 million for the forfeiture and acceleration of certain options.

	Six Months Ended
	(unaudited)
	June 30, 2012	June 30, 2011

Cash used by operating activities	$(3,864)	$1,149
Capital expenditures	(2,748)	(1,676)
Free cash flow	$(6,612)	$(527)

	Six Months Ended
	(unaudited)
	June 30, 2012	June 30, 2011

Operating loss — GAAP	$(5,249)	$(4,627)
Nonrecurring charges	2,417	2,869
Depreciation and amortization expense	4,131	6,373
Adjusted EBITDA	$1,299	$4,615